Exhibit 99.1
                       Press Release Dated April 18, 2003

                                  NEWS RELEASE
                                 April 18, 2003

        FARMERS CAPITAL BANK CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

Frankfort, Kentucky - Farmers Capital Bank Corporation reported net income of $3,593,000 for the first quarter of 2003, a decrease of $189,000 or 5.0% compared to $3,782,000 for the same period in 2002. Basic net income per share was $.53 for the current quarter, a decrease of $.02 or 3.6% compared to $.55 a year earlier. On a diluted per share basis, net income decreased $.01 or 1.9% to $.53 in the quarterly comparison. The 3.6% decrease in basic net income per share is 140 basis points better than the 5.0% decrease reported in dollar terms due to the effect of fewer common shares outstanding pursuant to the Company's stock purchase program.

The decrease in net income is primarily attributed to a $450,000 or 75.4% decrease in gains on the sale of available for sale securities included in noninterest income. Other factors contributing to the decrease in net income include a $103,000 thousand or 1.0% decrease in net interest income to $10,052,000, a $264,000 or 218.2% increase in the provision for loan losses to $385,000, and a $102,000 or 1.1% increase in noninterest expenses to $9,139,000. Results that had a positive effect on net income include an increase in noninterest income (excluding securities gains) of $495,000 or 14.0% to $4,019,000 and a reduction in income tax expense of $235,000 or 17.6% to $1,101,000.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 23 banking locations in 13 communities throughout Kentucky, a leasing company, a data processing company, and an insurance agency. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier, under the symbol: FFKT.

Consolidated Financial Highlights
(In thousands except per share data)
--------------------------------------------------------------------------------
                                                    QUARTER ENDED MARCH 31,
                                                        2003               2002
                                                -------------     --------------

Interest income                                  $    15,508        $    16,948
Interest expense                                       5,456              6,793
                                                -------------     --------------
   Net interest income                                10,052             10,155
Provision for loan losses                                385                121
                                                -------------     --------------
   Net interest income after provision for
      loan losses                                      9,667             10,034
Noninterest income                                     4,166              4,121
Noninterest expenses                                   9,139              9,037
                                                -------------     --------------
   Income before income tax expense                    4,694              5,118
Income tax expense                                     1,101              1,336
                                                -------------     --------------
   Net income                                    $     3,593        $     3,782
                                                -------------     --------------

Per common share:
Net income - basic                               $      0.53        $      0.55
Net income - diluted                                    0.53               0.54
Cash dividend declared                                  0.32               0.31
Book value*                                            18.50              17.94

AVERAGES FOR THE THREE MONTHS ENDED MARCH 31,           2003               2002
---------------------------------------------   -------------     --------------
Assets                                           $ 1,244,535        $ 1,199,434
Deposits                                             964,574            924,759
Loans, net of unearned interest                      736,039            689,158
Shareholders' equity                                 124,989            124,167

Weighted average shares outstanding - basic            6,764              6,901
Weighted average shares outstanding - diluted          6,798              6,961

Return on average assets                                1.17%              1.28%
Return on average equity                               11.66%             12.35%
--------------------------------------------------------------------------------
*Represents total equity divided by the number of shares outstanding at the end of the period.